Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated April 25, 2019, relating to the consolidated financial statements and consolidated financial statement schedule of Rite Aid Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, incorporated by reference in the Annual Report on Form 10-K of the Company for the year ended March 2, 2019.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
August 12, 2019